EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Nevada Power Company on Form S-4 of our report dated February 22, 2002 appearing in the Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Reno, Nevada
January 23, 2003